Exhibit 99.1

FOR IMMEDIATE RELEASE Monday, January 9, 2017	INVESTOR RELATIONS CONTACT: Ashlee Kishimoto (808) 838-5421 Ashlee.Kishimoto@HawaiianAir.com
MEDIA RELATIONS CONTACT: Alison Croyle (808) 835-3886 Alison.Croyle@HawaiianAir.com
Hawaiian Airlines Carries Record 11 Million Passengers in 2016
HONOLULU – Hawaiian Airlines, Inc., a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA), welcomed a record 11,050,911 guests in 2016, a 3.5 percent increase over the previous year. Hawai’i's largest and longest-serving airline today announced its system-wide traffic statistics for the month, quarter and full year ending December 2016.

The record passenger count in 2016 marks 12 straight years of growth as the airline continues to expand its network and fleet, providing travelers with more options to fly to and within the Hawaiian Islands than any other carrier.

In July Hawaiian launched daily non-stop service between Narita and Honolulu international airports, and last month it inaugurated triweekly service between Haneda and Kona international airports. This past summer Hawaiian added one A330-200 aircraft (bringing the company’s A330 fleet to 23), and took delivery of two Boeing B717-200s in November and December for a total of 20 of the aircraft type. The company also operates eight Boeing 767s on transpacific routes and three turboprop ATR-42 through its interisland subsidiary, ‘Ohana by Hawaiian.

The carrier has recently unveiled several product investments to enhance the flight experience, including the debut of a new Premium Cabin featuring lie-flat seating and luxury amenities, additional Extra Comfort seating, and a first-class auction upgrade service called Bid Up.

SYSTEM-WIDE OPERATIONS1

DECEMBER	2016	2015	% CHANGE
PAX	927,521	904,647	2.5%
RPMS (000)	1,336,613	1,243,733	7.5%
ASMS (000)	1,589,264	1,508,217	5.4%
LF	84.1%	82.5%	1.6 pts.

QUARTER-TO-DATE	2016	2015	% CHANGE
PAX	2,729,726	2,658,269	2.7%
RPMS (000)	3,932,713	3,639,219	8.1%
ASMS (000)	4,570,679	4,391,792	4.1%
LF	86.0%	82.9%	3.2 pts.

YEAR-TO-DATE	2016	2015	% CHANGE
PAX	11,050,911	10,672,667	3.5%
RPMS (000)	15,492,509	14,462,191	7.1%
ASMS (000)	18,384,637	17,726,322	3.7%
LF	84.3%	81.6%	2.7 pts

PAX	Passengers transported
RPM	Revenue Passenger Miles; one paying passenger transported one mile
ASM	Available Seat Miles; one seat transported one mile
LF	Load Factor; percentage of seating capacity filled
1 Includes the operations of contract carriers under capacity purchase agreements.

Fourth Quarter 2016 Guidance

The Company expects to recognize a $5 million non-cash loss in non-operating expense from the translation of its foreign currency denominated bank accounts.

In December, the Company announced its intention to early retire its fleet of Boeing 767 aircraft by the end of 2018 resulting in a non-cash impairment charge of approximately $45 - $50 million. In addition, the Company completed an agreement with a third-party maintenance vendor for its Boeing 767 aircraft and expects to record an additional financial charge of approximately $21 million.

About Hawaiian Airlines

Hawaiian® has led all U.S. carriers in on-time performance for each of the past 12 years (2004-2015) as reported by the U.S. Department of Transportation. Consumer surveys by Condé Nast Traveler, Travel + Leisure and Zagat have all ranked Hawaiian the highest of all domestic airlines serving Hawai‘i.

Now in its 88th year of continuous service, Hawaiian is Hawai‘i’s biggest and longest-serving airline, as well as the largest provider of passenger air service from its primary visitor markets on the U.S. Mainland. Hawaiian offers non-stop service to Hawai‘i from more U.S. gateway cities (11) than any other airline, along with service from Japan, South Korea, China, Australia, New Zealand, American Samoa and Tahiti. Hawaiian also provides approximately 160 jet flights daily between the Hawaiian Islands, with a total of more than 200 daily flights system-wide.
Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA). Additional information is available at HawaiianAirlines.com. Follow updates on Twitter about Hawaiian (@HawaiianAir) and its special fare offers (@HawaiianFares), and become a fan on its Facebook page (Hawaiian Airlines).

For media inquiries, please visit Hawaiian Airlines’ online newsroom.